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                                                                EXHIBIT 10.39


                        WHEREHOUSE ENTERTAINMENT, INC.

                                June 14, 1996

TO: Mr. Bruce Ogilvie

Dear Bruce:

             I am pleased to confirm our offer of employment for the position of Executive Officer and President for a term of one year.

             As we discussed, the compensation offer includes an annual base salary of $250,000. The Company also provides a monthly car allowance, consistent with other senior officers, of which $600 is paid on a bi-weekly basis.

             The Company offers a comprehensive package of protective benefits including comprehensive medical and dental benefits, long-term disability and life insurance benefits. The Benefits summary will be made available to you shortly.

             You will be eligible for four weeks of paid vacation during your employment with the Company.

             In the event of a termination of your employment that is not based on "Cause", you will receive the balance of the term of this contract upon such termination. For this purpose, "Cause" shall mean (i) any material breach of the material terms of your employment with the Company, but only following written notice and a reasonable opportunity to cure, or (ii) a conviction of any crime involving embezzlement or misappropriation of funds or property of the Company or felonious conduct.

             We look forward to your acceptance of this offer and are anxious to begin working with you starting June 14, 1996.

Best regards,

/s/ JERRY E. GOLDRESS
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Jerry E. Goldress
Chairman

Signed and Accepted
on June 14, 1996

/s/ BRUCE OGILVIE
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Bruce Ogilvie